Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-1

(Form Type)

HIGH WIRE NETWORKS, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.00001 per share	Rule 457(o)	750,000		$7.50		$5,625,000	0.00015310	$861.19
	Other	Representative’s Warrants(2)	Rule 457(g)	—		$—		$—	0.00015310	$—
	Equity	Common stock underlying the Representative’s Warrants(3)	Rule 457(o)	37,500		$7.50		$281,250	0.00015310	$43.06
Secondary Offering	Equity	Common stock, par value $0.0001 per share	Rule 457(c)	142,613,250	(4)	$0.0218	(5)	$3,108,968.85	0.00015310	$475.98
	Equity	Common stock underlying the Placement Warrants	Rule 457(g)	3,210,702	(6)	$0.0299	(7)	$95,999.98	0.00015310	$14.69

Total Offering Amounts								$9,111,218.83
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$1,394.92

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.00001 per share (the “Common Stock”) of High Wire Networks, Inc. (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Included in the price of the Common Stock. No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(3)	We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of Common Stock in the aggregate equal to 5% of the shares of Common Stock to be issued and sold in this offering (including any shares of Common Stock sold upon exercise of the over-allotment option) (the “Representative’s Warrants”). The Representative’s Warrants are exercisable for a price per share equal to 100% of the public offering price, at any time and from time to time, in whole or in part, during the five-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers such shares of Common Stock issuable upon the exercise of the Representative’s Warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $281,250, which is equal to 100% of $281,250 (5% of $5,625,000). See “Underwriting” for additional information regarding underwriter compensation.

(4)	Consists of 120,000,000 shares of Common Stock issuable upon the conversion of certain convertible debentures of the Company and 22,613,040 shares of Common Stock issuable upon the conversion of shares of Series F Preferred Stock of the Company, being registered for resale from time to time by selling securityholders named in this registration statement (each, a “Selling Stockholder”), before giving effect to the anticipated 1-for-250 reverse stock split of the Company’s Common Stock (the “Reverse Split”).

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Company’s Common Stock on January 27, 2025, as reported by OTC Markets Group.

(6)	Consists of 3,210,702 shares of Common Stock issuable upon the exercise of the warrants (the “Placement Warrants”), being registered for resale from time to time by the Selling Stockholder, before giving effect to the Reverse Split.

(7)

Pursuant to Rule 457(g) under the Securities Act, where securities are to be offered pursuant to warrants to purchase such securities and the holders of such warrants may be deemed to be underwriters, as defined in section 2(a)(11) of the Securities Act, with respect to the warrants or the securities subject thereto, the registration fee is to be calculated upon the basis of the price at which the warrants or securities subject thereto are to be offered to the public, or if such offering price cannot be determined at the time of filing the registration statement, upon the basis of the highest of the following: (i) the price at which the warrants or rights may be exercised, if known at the time of filing the registration statement; (ii) the offering price of securities of the same class included in the registration statement; or (iii) the price of securities of the same class, as determined in accordance with Rule 457(c) under the Securities Act.

The Selling Stockholder may be deemed to be an underwriter, as defined in section 2(a)(11) of the Securities Act, with respect to the Placement Warrants and the shares of Common Stock issuable upon exercise of such Placement Warrants (the “Warrant Shares”). Because the Placement Warrants and Warrant Shares will be offered to the public for resale by such Selling Stockholder, the Company cannot determine the offering price at this time. Pursuant to Rule 457(g), the filing fee is therefore based on the exercise price of the Placement Warrants, before giving effect to the Reverse Split, being the highest of the three alternative bases provided in the rule.